Exhibit 99.1

LIBERTY MEDIA REPORTS FOURTH QUARTER AND YEAR END 2010 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2011 — Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today reported fourth quarter and year end results for Liberty Capital group, Liberty Interactive group and Liberty Starz group.  Highlights include(1):

•                  Achieved Q4 revenue and adjusted OIBDA(2) growth at QVC of 4% and 1%, respectively

•                  Operating income grew 1% for the quarter and 11% for the year

•                  Excluding the effects of the new agreement with GE Money Bank and Italy launch, adjusted OIBDA grew 5% for the fourth quarter and 10% for the year

•                  QVC Japan exceeded $1 billion in annual revenue, the first market outside of the US to achieve this milestone

•                  QVC paid down $300 million of the bank credit facility during the fourth quarter

•                  Attained record viewership for Spartacus: Gods of the Arena, the most watched premium series this winter

•                  Repurchased $185 million of Liberty Capital stock, from October 30, 2010 through January 31, 2011

•                  Liberty has repurchased 39% of shares outstanding since reclassification in March 2008

•                  Changed the attribution of the 3.125% exchangeable debentures due 2023, the equity securities underlying the exchangeable and $264 million of cash from Liberty Capital to Liberty Interactive

•                  Filed an amended proxy statement with the SEC for the split-off of Liberty Capital and Liberty Starz, and set a shareholder vote for April

•                  Purchased additional 1.8 million shares of Live Nation in February, and plan to purchase an additional 5.5 million shares subject to Live Nation shareholder approval, increasing ownership to 21%

“QVC had a solid finish to the year, with particular strength in the established international markets,” stated Greg Maffei, Liberty President and CEO.  “Starz results exceeded revenue and met adjusted OIBDA guidance and we are thrilled that our first movie as part of our home video distribution agreement with The Weinstein Company, The King’s Speech, won best picture last night at the Oscars®.  In February we changed the attribution of the 3.125% exchangeable debt from Liberty Capital to Liberty Interactive and continue to make progress on the split-off with a shareholder vote set for April.”

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 6% to $2.9 billion in the fourth quarter and 8% to $8.9 billion for the year.  Adjusted OIBDA increased 1% to $564 million for the fourth quarter and 6% to $1.7 billion for the year, while operating income was flat for the fourth quarter and increased 6% for the year.  The increase in revenue, adjusted OIBDA, and operating income for the year was primarily due to favorable results at QVC.

QVC

QVC’s consolidated revenue increased 4% in the fourth quarter to $2.5 billion and 6% to $7.8 billion for the year.  Adjusted OIBDA increased 1% to $533 million in the fourth quarter and 7% to $1.7 billion for the year.  Operating income increased 1% to $393 million in the fourth quarter and 11% to $1.1 billion for the year.  Excluding the negative effects of the new agreement with GE Money Bank and the Italy launch, adjusted OIBDA increased 5% in the fourth quarter and 10% for the year.

“Our fourth quarter results continued the positive trend with our consolidated adjusted OIBDA margin, excluding our start up operations related to Italy and the negative impact of our new agreement with GE Money Bank, improving 24 basis points over a particularly strong fourth quarter in 2009,” stated Mike George, QVC President and CEO.  “For 2010, we had some of the most balanced results across markets that we have seen in many years.  Every established market increased revenue growth and adjusted OIBDA margins, achieved strong eCommerce growth and enjoyed growth in the count of new customers.  We made continued progress in broadening the appeal and accessibility of our brand across both markets and platforms.  Among the highlights of our achievements this year, we launched a number of exciting new platforms - from mobile applications to second channels and simulcasts; we continued to elevate our products and brands and engaged our viewers with compelling programming including big events like Fashion’s Night Out; and with Italy, we launched our first new market in a decade.”

QVC’s US revenue increased 3% in the fourth quarter to $1.7 billion and 5% to $5.2 billion for the year.  Sales of electronics, beauty and accessories increased while jewelry sales declined.  The average selling price for the fourth quarter increased 11% from $50.37 to $56.00 while total units sold decreased 6% to 33.2 million.  For the year, the average selling price increased 4% from $49.01 to $51.19 and units sold increased 2% to 110.6 million.  Returns as a percent of gross product revenue increased from 16.4% to 16.8% for the quarter and increased from 17.6% to 18.0% for the year.  QVC.com sales as a percentage of US sales grew from 31% in the fourth quarter of 2009 to 36% in the fourth quarter of 2010 and grew from 29% to 33% for the year.  QVC US adjusted OIBDA decreased 1% for the fourth quarter and increased 8% for the year.

Overall, the US adjusted OIBDA results were negatively impacted by $9 million for the quarter and $14 million for the year due to the change in terms of QVC’s arrangement with GE Money Bank for its QCard that was effective in August 2010, as previously disclosed.  Excluding the negative impact of this arrangement, the US adjusted OIBDA increased 1% and 9% for the fourth quarter and year ended December 31, 2010, respectively.  The US adjusted OIBDA margin decreased 83 basis points to 21% for the quarter primarily due to the previously disclosed change in the agreement with GE Money Bank and a slight decrease in initial margins due to a growth in electronics.  The US adjusted OIBDA margin increased 46 basis points for the year due primarily to increased gross margins resulting from a lower inventory obsolescence provision and lower freight expense.  QVC US operating income decreased 2% to $261 million for the fourth quarter and increased 12% to $782 million for the year.

QVC’s international revenue increased 7% in the fourth quarter to $802 million and 8% for the year to $2.6 billion including the impact of unfavorable exchange rates in the UK, Germany and Italy and favorable exchange rates in Japan.  International adjusted OIBDA increased 6% to $169 million for the quarter and 7% to $482 million for the year.  Included in QVC’s international results is $14 million of adjusted OIBDA loss for the quarter and $32 million of adjusted OIBDA loss for the year related to QVC Italy operations that launched as planned in October 2010.  Excluding the effects of Italy, international adjusted OIBDA increased 14% for the quarter and 13% for the year and adjusted OIBDA margins increased 144 basis points and 90 basis points for the quarter and the year, respectively.  Excluding the effect of exchange rates and start-up costs for Italy, QVC’s international revenue increased 8% for both the quarter and year and adjusted OIBDA increased 15% for the quarter and 12% for the year.  QVC international operating income increased 7% to $132 million for the quarter and 11% to $348 million for the year.

QVC UK’s revenue grew 6% and 5% in local currency for the quarter and the year, respectively, through increased sales in apparel, beauty and accessories.  The UK’s average selling price in local currency was relatively flat for the quarter and decreased 2% for the year and units sold increased 8% for both the fourth quarter and the year.  QVC UK’s adjusted OIBDA margin increased 156 basis points for the quarter and 72 basis points for the year due primarily to warehouse and freight savings as well as gaining leverage on fixed costs and lower personnel expenses.

QVC Germany’s revenue grew 9% and 7% in local currency for the quarter and the year, respectively, through increased sales in home, accessories and beauty.  QVC Germany’s average selling price in local currency decreased 4% and 1% for the quarter and year, respectively, while units sold increased 15% and 9%, respectively, for the quarter and the year.  QVC Germany experienced an increase of 195 basis points and 67 basis points in adjusted OIBDA margin percentage for the quarter and the year, respectively, due primarily to increased product margins due to a shift from electronics to fashion product areas.

QVC Japan’s revenue grew 7% and 10% in local currency for the quarter and the year, respectively, through increased sales in apparel and beauty.  QVC Japan achieved growth of 13% and 17% in units sold for the quarter and the year, respectively with the average selling price in local currency declining 6% in both the quarter and the year.  For the full year, QVC Japan exceeded $1 billion in revenue, the first market outside the US to achieve that milestone.  QVC Japan’s adjusted OIBDA margin increased 77 basis points for the quarter and 96 basis points for the year primarily as a result of reductions in cable operator commission expense due to favorable renegotiated contract terms as well as attaining leverage on fixed costs due to the increase in revenue.

QVC’s outstanding bank and bond debt was $2.8 billion and QVC had $1.2 billion available under its bank credit facility at December 31, 2010.

eCommerce Businesses

In the aggregate, the eCommerce businesses grew revenue 27% to $365 million for fourth quarter and 18% to $1.1 billion for the year.  Adjusted OIBDA increased 38% to $47 million for the fourth quarter and decreased 8% to $103 million for the year, while operating income increased 65% or $11 million for the quarter and decreased 26% or $14 million for the year.  Overall revenue growth was partially offset by lower commission revenue earned for referring customers to third-party on-line discount services.  In the first quarter of 2010, a decision was made to change the way these promotions are offered which reduced the revenue earned in 2010 by $25 million.  Revenue earned from commissions yielded significantly higher margins than product sales and therefore the reduction in this revenue more negatively impacted adjusted OIBDA on a percentage basis.  Furthermore, during the year increased marketing spend grew revenue and new customer names but negatively impacted adjusted OIBDA margins.  During the fourth quarter growth in revenue and adjusted OIBDA was driven by product revenue growth and improved gross margins, offset by a $5 million reduction in commission revenue as previously discussed.

Share Repurchases

There were no repurchases of Liberty Interactive stock from October 30, 2010 through January 31, 2011.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and

The Right Start, and its interests in, HSN, Tree.com, Interval Leisure Group, Expedia and Lockerz.  Liberty has identified wholly-owned QVC as the principal operating segment of the Liberty Interactive group.

LIBERTY STARZ GROUP — Results for the Liberty Starz group include twelve months of legacy Starz Entertainment business operations and three months of Starz Media operations due to the change in attribution of Starz Media from Liberty Capital to Liberty Starz effective as of September 30, 2010.

Liberty Starz group’s revenue increased 33% to $405 million for the fourth quarter and 11% to $1.3 billion for the year.  The increase in revenue was primarily due to the addition of the Starz Media business in the fourth quarter combined with increases in the average number of subscriptions for the Starz Channels’ networks and rate increases and ancillary revenues related to original programming, primarily Spartacus: Blood and Sand.  Liberty Starz group’s adjusted OIBDA increased 43% to $106 million in the fourth quarter and 7% to $401 million for the year.  The increase in adjusted OIBDA was due to increases in the average number of subscriptions to our channels, associated increases in subscription rates, ancillary revenue from our original programming, partially offset by higher programming expenses related to increased airings of original programming in 2010 and the addition of the Starz Media business in the fourth quarter.  Operating income increased 27% to $62 million for the quarter and 20% to $327 million for the year.

Starz LLC’s revenue increased 33% to $400 million for the quarter and 11% to $1.3 billion for the year.  Adjusted OIBDA increased 41% to $110 million for the quarter and 8% to $415 million for the year.  The increases in revenue and adjusted OIBDA for the quarter and the year were primarily due to the change in attribution of Starz Media from Liberty Capital to Liberty Starz in the fourth quarter.  Starz’ subscription units increased 8% and Encore subscriptions increased 7% vs. the fourth quarter 2009.

Excluding the effects of Starz Media and corporate and other, revenue for the legacy Starz Entertainment business increased 6% for the quarter and 5% for the year and adjusted OIBDA increased 31% for the quarter and 6% for the year.

“Starz Entertainment posted another year of strong results in 2010, with highs achieved in revenue, adjusted OIBDA, and year-end subscriptions for both the Starz and Encore flagship channels,” said Chris Albrecht, Starz, LLC, President and CEO.  “We are excited for 2011, our first year with a full slate of original programming.  The Spartacus: Gods of the Arena prequel showed the continued vitality of the franchise, with even stronger viewership than Spartacus: Blood and Sand achieved last year.  We were also very pleased with the multi-year, multi-platform distribution agreement announced last month with The Weinstein Group.  This deal leverages the sales and distribution infrastructure already in place with Anchor Bay Entertainment.”

Share Repurchases

There were no repurchases of Liberty Starz stock from October 30, 2010 through January 31, 2011.  Liberty has approximately $447 million remaining under its Liberty Starz stock repurchase authorization.

The businesses and assets attributed to Liberty Starz group are primarily engaged in the production and distribution of video programming and related businesses.  Liberty has identified Starz, LLC as the principal operating segment of the Liberty Starz group.  Starz, LLC is managed based on the business units of the Starz Channels, the legacy Starz Entertainment business, and the home video, television, digital media and theatrical businesses, the legacy Starz Media business.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue decreased 41% to $91 million in the fourth quarter and increased 9% to $708 million for the year.  The revenue decrease for the quarter was primarily due to the change in attribution of Starz Media from Liberty Capital to Liberty Starz.  Adjusted OIBDA losses decreased by $76 million for the fourth quarter and $98 million for the year.  The increase in revenue and decrease in adjusted OIBDA losses for the year were primarily due to TruePosition’s delivery of the final specified upgrade under their AT&T contract.  As a result, TruePosition was able to resume the amortization of previously deferred revenue and deferred costs under that contract.  Operating income increased to $24 million for the fourth quarter and operating losses improved by 50% or $131 million for the year.

Share Repurchases

From October 30, 2010 through January 31, 2011, Liberty repurchased 3.0 million shares of Series A Liberty Capital common stock at an average cost per share of $60.76 for total cash consideration of $185.1 million.  Since the reclassification of Liberty Capital on March 4, 2008 through January 31, 2011, Liberty has repurchased 50.4 million shares at an average cost per share of $24.91 for total cash consideration of $1.3 billion.  These repurchases represent 39.0% of the shares outstanding.  Liberty has approximately $341.7 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Starz group and include its subsidiaries Starz Media (through September 30, 2010), TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), its interests in SIRIUS XM, and minority interests in Live Nation, Time Warner, and Viacom.

FOOTNOTES

(1)          Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 12:00 p.m. (ET) on February 28, 2011.  For information regarding how to access the call, please see “Important Notice” on page 10.

(2)          For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Starz group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three and 12 months ended December 31, 2010 to the same period in 2009.  Certain prior period amounts have been reclassified for comparability with the 2010 presentation.  During the fourth quarter of 2009, Liberty completed the split-off of Liberty Entertainment Inc. (LEI), and as such, the financial results of the businesses and assets of LEI have been excluded from all periods presented.

On September 16, 2010, Liberty Media’s board of directors approved a change in attribution of Liberty Media’s interest in Starz Media from its Capital group to its Starz group, effective September 30, 2010.  Liberty reflected this attribution prospectively therefore the operating results of Starz Media for the nine months ended September 30, 2010 continue to be reflected in Liberty Capital.  Liberty Starz group’s results include Starz Entertainment for the full year 2010 and Starz Media for the fourth quarter following the change in attribution.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-K.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	September 30, 2010	December 31, 2010
Expedia(1)	1,954	1,737
HSN(1)	553	568
InterActiveCorp	336	—
Interval Leisure Group and Tree.com(1)	243	294
Total Attributed Liberty Interactive Group	3,086	2,599

Other(2)	1	—
Total Attributed Liberty Starz Group	1	—

SIRIUS XM debt and equity(3)	3,533	4,650
Live Nation debt and equity	270	389
Non-strategic public holdings(4)	2,344	2,482
Total Attributed Liberty Capital Group	6,147	7,521

(1)   Represents fair value of Liberty’s investments.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)   Excludes $67 million of marketable securities with an original maturity greater than one year which are included in cash and liquid investments on the following schedule as of December 31, 2010.

(3)   Represents the fair value of Liberty’s various debt and equity investments in SIRIUS XM.  The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock.  In accordance with GAAP, Liberty accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(4)   Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $1,148 million and $1,219 million on September 30, 2010 and December 31, 2010, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	September 30, 2010	December 31, 2010
Cash and Liquid Investments Attributable to:
Liberty Interactive group	935	1,089
Liberty Starz group(1) (2)	1,164	1,120
Liberty Capital group(3) (4)	1,894	1,546
Total Liberty Consolidated Cash and Liquid Investments	3,993	3,755

Less:
Short-term marketable securities — Liberty Starz group	149	175
Long-term marketable securities — Liberty Starz group	—	67
Short-term marketable securities — Liberty Capital group	313	334
Total Liberty Consolidated Cash (GAAP)	3,531	3,179

Debt:
Senior notes and debentures(5)	1,115	1,115
Senior exchangeable debentures(6)	1,960	1,960
QVC senior notes(5)	2,000	2,000
QVC bank credit facility	1,080	785
Other	77	79
Total Attributed Liberty Interactive Group Debt	6,232	5,939
Unamortized discount	(23)	(22)
Fair market value adjustment	(794)	(737)
Total Attributed Liberty Interactive Group Debt (GAAP)	5,415	5,180

Other	99	105
Total Attributed Liberty Starz Group Debt (GAAP)	99	105

Senior exchangeable debentures(6)	1,138	1,138
Bank investment facility	750	750
Other	—	—
Total Attributed Liberty Capital Group Debt	1,888	1,888
Fair market value adjustment	117	145
Total Attributed Liberty Capital Group Debt (GAAP)	2,005	2,033

Total Consolidated Liberty Debt (GAAP)	7,519	7,318

(1)   Includes $149 million and $175 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2010 and December 31, 2010, respectively.

(2)   Includes $67 million of marketable securities with an original maturity greater than one year as of December 31, 2010, which is reflected in investments in available-for-sale securities in Liberty’s condensed consolidated balance sheet.

(3)   Includes $313 million and $334 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2010 and December 31, 2010, respectively.

(4)   Excludes $476 million and $503 million of restricted cash on September 30, 2010 and December 31, 2010, respectively, associated with the bank investment facility which is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.

(5)   Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(6)   Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash increased $154 million, primarily due to $218 million acquired in the IAC exchange and from cash flow from operations at QVC.  These cash inflows were partially offset by $300 million in repayments on the QVC Bank Credit Facility.  Total attributed Interactive group debt decreased as a result of these repayments offset by $5 million of foreign currency exchange.

Total attributed Liberty Starz group cash decreased $44 million, primarily as a result of the payout of stock compensation held by the founder and former CEO of Starz Entertainment.  These payments were partially offset by cash flow from operations at Starz LLC.  Total attributed Starz group debt increased $6 million.

Total attributed Liberty Capital group cash decreased $348 million, primarily due to $127 million of LCAPA stock repurchases and $252 million of taxes paid in the fourth quarter.  There was no change in total attributed Capital group debt during the fourth quarter.

Important Notice: Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB,) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 12:00 p.m. (ET) on February 28, 2011.  The call can be accessed by dialing (877) 856-1956 or (719) 325-4766 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 8:00 p.m. (ET) March 7, 2011, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 7704326#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product launches, the proposed split-off of our Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off.  These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement.  Liberty stockholders and other investors are urged to read the definitive registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein (preliminary filings of which have been made with the SEC), because they will contain important information about the split-off. Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding the directors and executive officers of each of Liberty and the split-off entity and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the definitive proxy materials filed with the SEC (preliminary filing of which have been made with the SEC).

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-K, the following is a presentation of quarterly and annual financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz, LLC) owned by Liberty at December 31, 2010.

Results for the Liberty Starz group include twelve months of legacy Starz Entertainment business operations and three months of Starz Media operations due to the change in attribution of Starz Media from Liberty Capital to Liberty Starz effective as of September 30, 2010.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA provides useful information for investors.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q09	1Q10	2Q10	3Q10	4Q10
Liberty Interactive Group
QVC
Revenue — US	1,672	1,156	1,193	1,167	1,719
Revenue — International	751	601	565	604	802
Revenue — Total	2,423	1,757	1,758	1,771	2,521
Adjusted OIBDA — US	368	261	303	261	364
Adjusted OIBDA — International	159	105	100	108	169
Adjusted OIBDA — Total	527	366	403	369	533
Operating income — US	265	161	201	159	261
Operating income — International	123	71	69	76	132
Operating income — Total	388	232	270	235	393
Gross margin — US	33.5%	35.6%	37.3%	35.9%	33.1%
Gross margin — International	37.3%	36.6%	36.9%	37.4%	37.7%

Liberty Starz Group
Starz LLC(1)
Revenue	300	305	308	316	400
Adjusted OIBDA	78	106	107	92	110
Operating income	65	99	102	87	70
Subscription units — Starz	16.9	17.1	17.3	17.4	18.2
Subscription units — Encore	30.6	31.1	31.9	32.0	32.8

(1)   Includes Starz Entertainment for full year 2010 and Starz Media for Q4 2010 after the change in attribution of Starz Media from Liberty Capital to Liberty Starz.

ANNUAL SUMMARY

(amounts in millions)	2009	2010
Liberty Interactive Group
QVC
Revenue — US	4,965	5,235
Revenue — International	2,387	2,572
Revenue — Total	7,352	7,807
Adjusted OIBDA — US	1,105	1,189
Adjusted OIBDA — International	451	482
Adjusted OIBDA — Total	1,556	1,671
Operating income — US	701	782
Operating income — International	313	348
Operating income — Total	1,014	1,130
Gross Margin — US	34.6%	35.2%
Gross Margin — International	37.2%	37.2%

Liberty Starz Group
Starz, LLC(1)
Revenue	1,193	1,329
Adjusted OIBDA	384	415
Operating Income	330	358
Subscription units — Starz	16.9	18.2
Subscription units — Encore	30.6	32.8

(1)   Includes Starz Entertainment for full year 2010 and Starz Media for Q4 2010 after the change in attribution of Starz Media from Liberty Capital to Liberty Starz.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC (and certain of its subsidiaries), the eCommerce businesses, and Starz, LLC, together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization, restructuring and impairment charges and gains on legal settlements that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Starz group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	4Q09	1Q10	2Q10	3Q10	4Q10
Liberty Interactive Group
Adjusted OIBDA	556	381	428	373	564
Depreciation and amortization	(145)	(141)	(139)	(141)	(150)
Stock compensation expense	(14)	(22)	(15)	(12)	(18)
Operating Income	397	218	274	220	396

Liberty Starz Group
Adjusted OIBDA	74	103	103	89	106
Depreciation and amortization	(4)	(5)	(4)	(7)	(2)
Stock compensation expense	(16)	(6)	(3)	(5)	(38)
Impairment of long-lived assets	(5)	—	—	—	(4)
Operating Income	49	92	96	77	62

Liberty Capital Group
Adjusted OIBDA	(76)	(43)	(59)	25	—
Depreciation and amortization	(17)	(16)	(21)	(20)	(15)
Stock compensation expense	—	(11)	(3)	(8)	(9)
Impairment of long-lived assets	(4)	—	—	—	—
Gain on legal settlement	—	—	—	—	48
Operating Income (Loss)	(97)	(70)	(83)	(3)	24

ANNUAL SUMMARY

(amounts in millions)	2009	2010
Liberty Interactive Group
Adjusted OIBDA	1,654	1,746
Depreciation and amortization	(566)	(571)
Stock compensation expense	(47)	(67)
Operating Income	1,041	1,108

Liberty Starz Group
Adjusted OIBDA	374	401
Depreciation and amortization	(21)	(18)
Stock compensation expense	(76)	(52)
Impairment of Long-Lived Assets	(5)	(4)
Operating Income	272	327

Liberty Capital Group
Adjusted OIBDA	(175)	(77)
Depreciation and amortization	(79)	(72)
Stock compensation expense	(5)	(31)
Impairment of long-lived Assets	(4)	—
Gain on legal settlement	—	48
Operating Loss	(263)	(132)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes for the years ended December 31, 2009 and 2010, respectively.

(amounts in millions)	2009	2010
Liberty Interactive group	$1,654	$1,746
Liberty Starz group	374	401
Liberty Capital group	(175)	(77)
Consolidated Adjusted OIBDA	$1,853	$2,070

Consolidated segment adjusted OIBDA	$1,853	$2,070
Stock-based compensation	(128)	(150)
Depreciation and amortization	(666)	(661)
Legal settlement	—	48
Impairment of long-lived assets	(9)	(4)
Interest expense	(628)	(647)
Share of earnings (losses) of affiliates, net	(58)	50
Realized and unrealized gains (losses) on financial instruments, net	(155)	232
Gains on dispositions, net	284	569
Other than temporary declines in the fair value of investments	(9)	—
Other, net	137	51
Earnings from Continuing Operations Before Income Taxes	$621	$1,558

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), the eCommerce businesses and Starz, LLC to that entity or group’s operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010, September, 30, 2010 and December 31, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	4Q09	1Q10	2Q10	3Q10	4Q10
Liberty Interactive Group
QVC
QVC US adjusted OIBDA	368	261	303	261	364
QVC UK adjusted OIBDA	39	19	22	25	43
QVC Germany adjusted OIBDA	65	42	30	38	71
QVC Japan adjusted OIBDA	57	48	53	54	69
QVC Italy adjusted OIBDA	(2)	(4)	(5)	(9)	(14)
QVC International adjusted OIBDA	159	105	100	108	169

Total QVC adjusted OIBDA	527	366	403	369	533
Depreciation and amortization	(134)	(129)	(129)	(129)	(136)
Stock compensation expense	(5)	(5)	(4)	(5)	(4)
Operating Income	388	232	270	235	393

eCommerce Businesses
Adjusted OIBDA	34	18	28	10	47
Depreciation and amortization	(11)	(10)	(11)	(12)	(15)
Stock compensation expense	(6)	(4)	(9)	2	(4)
Operating Income	17	4	8	—	28

Liberty Starz Group
Starz, LLC(1)
Adjusted OIBDA	78	106	107	92	110
Depreciation and amortization	(4)	(4)	(4)	(3)	(5)
Stock compensation expense	(9)	(3)	(1)	(2)	(35)
Operating Income	65	99	102	87	70

(1)   Includes Starz Entertainment for full year 2010 and Starz Media for Q4 2010 after the change in attribution of Starz Media from Liberty Capital to Liberty Starz.

ANNUAL SUMMARY

(amounts in millions)	2009	2010
Liberty Interactive Group
QVC
QVC US adjusted OIBDA	1,105	1,189
QVC UK adjusted OIBDA	101	109
QVC Germany adjusted OIBDA	172	181
QVC Japan adjusted OIBDA	183	224
QVC Italy adjusted OIBDA	(5)	(32)
QVC International adjusted OIBDA	451	482

Total QVC adjusted OIBDA	1,556	1,671
Depreciation and amortization	(526)	(523)
Stock compensation expense	(16)	(18)
Operating Income	1,014	1,130

eCommerce Businesses
Adjusted OIBDA	112	103
Depreciation and amortization	(40)	(48)
Stock compensation expense	(18)	(15)
Operating Income	54	40

Liberty Starz Group
Starz, LLC(1)
Adjusted OIBDA	384	415
Depreciation and amortization	(16)	(16)
Stock compensation expense	(38)	(41)
Operating Income	330	358

(1)   Includes Starz Entertainment for full year 2010 and Starz Media for Q4 2010 after the change in attribution of Starz Media from Liberty Capital to Liberty Starz.